Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter) announced on November 13, 2003, that founders Harold
J. Baxter and Gary L. Pilgrim had stepped down from all their positions with Pilgrim Baxter and from all their positions with PBHG Funds and PBHG Insurance
Series Fund (collectively, the "PBHG Fund Family").
David J. Bullock, President of Pilgrim Baxter, now also serves as Chief Executive Officer of Pilgrim
Baxter. In addition, Mr. Bullock was elected by the Board of Trustees of the PBHG Fund Family to the positions of President of PBHG Funds and PBHG
Insurance Series Fund. Mr. Baxter's role as chairman of Pilgrim Baxter was assumed by Scott F.
Powers, chief executive officer of Old Mutual Asset
Management, the US asset management group of Pilgrim
Baxter's corporate parent, London-based Old Mutual plc.

In connection with an examination of active trading of mutual fund shares by the United States
Securities and Exchange Commission ("SEC") and the
New York Attorney General ("NYAG"), Pilgrim Baxter received inquiries and subpoenas for documents from those agencies. Pilgrim Baxter retained independent counsel to assist in responding to these inquiries and to conduct a thorough and independent examination of mutual fund shareholder trading practices in the PBHG Fund Family. This internal examination revealed that Mr. Pilgrim had a significant but passive investment in a private investment limited partnership, unaffiliated with
Pilgrim Baxter, that actively purchased and redeemed shares of certain PBHG Funds and other mutual funds.
This partnership's investment activity in PBHG Funds was limited to the period from March 2000 to December 2001. Mr. Baxter had knowledge of Mr.
Pilgrim's investment and that the limited partnership was actively trading in PBHG Funds shares. Pilgrim Baxter's independent counsel has reported the results of its examination to the PBHG
Funds Board of Trustees. The Trustees, assisted by the Trustees' independent counsel and other independent experts, are separately reviewing those matters. In addition, Pilgrim Baxter and the PBHG
Fund Family are continuing to cooperate with the SEC and the NYAG with respect to the resolution of these matters.

Pilgrim Baxter determined that certain corrective measures were appropriate relating to the PBHG Fund
Family's shareholder trading policies and practices.
As a result, Pilgrim Baxter informed the PBHG Fund
Family that: (1) Mr. Pilgrim will disgorge all personal profits he received from his investment in the limited partnership for the period from March
2000 to December 2001; (2) Pilgrim Baxter will reimburse management fees earned which were attributable to that limited partnership's investment in PBHG Funds; (3) Pilgrim Baxter has retained an independent accounting firm to conduct a separate review of the adequacy of internal controls and procedures affecting processes and functions critical to the investment management and administration of the PBHG Fund Family; and (4)
Pilgrim Baxter's then current practices of attempting to prevent market timing activity in the PBHG Fund Family have been formally adopted as policies disclosed in the PBHG Fund Family prospectuses.

The review of Pilgrim Baxter's practices and policies in these matters is ongoing, and will continue until any concerns that the Independent
Trustees of the PBHG Fund Family may have are addressed. The Trustees, assisted by the Trustees' independent counsel, will continue to closely monitor Pilgrim Baxter's internal review. Pilgrim
Baxter will continue to work closely with the Independent Trustees.

On November 20, 2003, the SEC filed a civil action in the United States District Court for the Eastern
District of Pennsylvania (Civil Action 03-6341) against Mr. Pilgrim, Mr. Baxter and Pilgrim Baxter
(the "Sec action") based in part on the
circumstances described above as well as allegations that Mr. Baxter provided non-public PBHG Funds portfolio information to a broker-dealer which made this information available to its customers who then engaged in market timing the PBHG Funds. The SEC
Action alleges violations of Section 17(a) of the Securities Act of 1933, Section 10(b) of the
Securities Exchange Act of 1934 and Rule 10b-5 under that 1934 Act, and Sections 206(1), 206(2) and 204A of the Investment Advisers Act of 1940. With respect to Pilgrim Baxter, the SEC Action seeks injunctions, disgorgement of profits, civil monetary penalties and other equitable relief. With respect to Messrs. Pilgrim and Baxter, the SEC seeks injunctions, disgorgement of profits, civil monetary penalties and other equitable relief and that Messrs. Pilgrim and Baxter be permanently enjoined from acting in certain enumerated positions with an investment company pursuant to Section 36(a) of the Investment Company Act of 1940.

In addition, on November 20, 2003, the NYAG filed a civil action in the Supreme Court of the State of New York County of New York against Pilgrim Baxter,
Mr. Pilgrim, and Mr. Baxter (the "NYAG Action") based in part on the circumstances described above.
The NYAG Action alleges violation Article 23-A and
Section 349 of the General Business Law of the State of New York (the Martin Act) and Section 63(12) of the State of New York's Executive Law. With respect to Pilgrim Baxter, the NYAG Action seeks injunctions, disgorgement of all fees earned throughout the period during which the alleged illegal activity occurred, disgorgement of all profits obtained from the alleged illegal activities, civil monetary penalties and other equitable relief. In addition, with respect to Messrs. Pilgrim and Baxter, the NYAG Action seeks injunctions, disgorgement, civil monetary penalties and other relief.

If Pilgrim Baxter is unsuccessful in its defense of these proceedings, it could be barred from serving as an investment adviser for any investment company registered under the Investment Company Act of 1940, as amended (a "registered investment company").
Such results could affect the ability of Pilgrim
Baxter or any company that is an affiliated person of Pilgrim Baxter from serving as an investment adviser to any registered investment company, including the Fund. Your fund has been informed by Pilgrim Baxter that, if these results occur, Pilgrim
Baxter will seek exemptive relief from the SEC to permit Pilgrim Baxter to serve as the Fund's investment adviser. There is no assurance that such exemptive relief will be granted.

In addition to the complaints described above, multiple lawsuits, including class action and shareholder derivative suits, have been filed against certain PBHG Funds, Pilgrim Baxter and certain related parties, primarily based upon the allegations in the SEC Action and the NYAG Action.
Such lawsuits allege a variety of theories for recovery, including but not limited to: (i) violations of various provisions of the Federal securities laws; and (ii) breach of fiduciary duty.
The lawsuits have been filed in Federal and state courts and seek such remedies as compensatory damages, restitution, rescission, an accounting for profits, injunctive relief, equitable relief, interest and the payment of attorney's and experts' fees.

On February 20, 2004, the Federal Multi-District
Litigation Panel (the "Panel") issued an order centralizing hundreds of cases involving allegations of market timing and/or late trading in the mutual fund industry for administration in the District of Maryland. On March 3, 2004, the Panel issued a conditional transfer order centralizing the administration of a number of the private litigation cases against PBHG Funds, Pilgrim Baxter and related parties as "tag-along" actions. A number of additional cases have since also been designated as "tag-along" cases for centralization.

More detailed information regarding the lawsuits is provided in the PBHG Funds' Prospectus and Statements of Additional Information. Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed against PBHG Funds, Pilgrim
Baxter and related parties in the future.
Information about any similar lawsuits will be provided for in the Prospectus or Statement of Additional Information.

In the event the PBHG Funds incur any losses, costs or expenses in connection with such lawsuits, the Boards of Trustees of the affected Funds may pursue claims on behalf of such Funds against any party that may have liability to the Funds in respect therof.